Exhibit 99.1

Cabot Corp Reports First Quarter Fiscal 2019 Results

Diluted EPS of $1.14 and Adjusted EPS of $0.87

BOSTON--(BUSINESS WIRE)--February 4, 2019--Cabot Corporation (NYSE: CBT) today announced results for its first quarter of fiscal year 2019.

Key Highlights

  Solid Reinforcement Materials segment results in line with prior year
  Challenging short-term dynamics impacted volumes and margins in the Performance Chemicals segment
  Recently announced agreement to divest Specialty Fluids segment in transaction valued at $135M
  Returned $82M to shareholders through share repurchases and dividends
  Successful completion of calendar year 2019 tire customer agreements with volume and price gains in all regions

(In millions, except per share amounts)	First Quarter
	2019	2018

Net sales	$821	$720
Net income (loss) attributable to Cabot Corporation	$69	$(122)

Net income (loss) per diluted share attributable to Cabot Corporation	$1.14	$(1.98)
Less: Certain items after tax per share	$0.27	$(2.91)
Adjusted EPS	$0.87	$0.93

Commenting on the results, Cabot President and CEO Sean Keohane, said, “We delivered $0.87 of adjusted EPS in the first quarter of fiscal 2019 despite challenging short-term dynamics and the impact of a higher tax rate. Among the challenges we faced during the quarter were softer automotive demand, customer inventory destocking and a weaker environment in China. These factors impacted results in the Reinforcement Materials and Performance Chemicals segments in the first fiscal quarter. On the strategic front, we have reached an agreement to divest our Specialty Fluids segment at an attractive value for our shareholders. This divestiture is aligned with our strategy to focus on investing for advantaged growth in our core businesses.”

Keohane continued, “In addition, we continued with our commitment to return cash to our shareholders with a return of $82 million through share repurchases and dividends in the quarter. We also concluded our 2019 tire customer negotiations and we feel good about the outcome of these agreements where we realized both pricing and volume gains.”

Financial Detail

For the first quarter of fiscal 2019, net income attributable to Cabot Corporation was $69 million ($1.14 per diluted common share). Net income includes an after-tax per share benefit of $0.27 which was predominantly comprised of an updated estimate for the impact of U.S. tax reform during the quarter. Adjusted EPS for the first quarter of fiscal 2019 was $0.87 per share.

Segment Results

Reinforcement Materials -- First quarter fiscal 2019 EBIT in Reinforcement Materials was unchanged compared to the first quarter of fiscal 2018. Higher volumes and the benefit from improved pricing and product mix from our 2018 tire customer agreements were offset by the unfavorable impact of lower margins in China. Margins in China were negatively impacted by lower pricing from weak automotive demand coupled with high inventory levels and the sharp decline of feedstock costs toward the end of the quarter. Globally, volumes increased 1% year over year primarily due to gains in the Americas and Asia, partially offset by lower demand in EMEA.

Global and regional volume changes for Reinforcement Materials for the first quarter of fiscal 2019 as compared to the same quarter of the prior year are included in the table below:

First Quarter Year over Year Change
Changes in Global Reinforcement Materials Volumes	1%
Asia	3%
Europe, Middle East, Africa	(8%)
Americas	3%

Performance Chemicals -- First quarter fiscal 2019 EBIT in Performance Chemicals decreased by $11 million compared to the first quarter of fiscal 2018 primarily due to lower volumes and margins and higher costs related to growth investments. Volumes decreased by 3% in the Performance Additives business and 2% in the Specialty Formulations business. Lower volumes were primarily due to the softer automotive demand in EMEA and China and customer destocking resulting from declining polymer prices. Lower margins were largely driven by the impact of high cost specialty carbons inventory that moved through our supply chain during the first quarter. Costs related to growth investments were primarily related to two new fumed silica plants that are scheduled to commence operations over the next twelve months.

Purification Solutions – First quarter fiscal 2019 EBIT in Purification Solutions decreased by $9 million compared to the first quarter of fiscal 2018 largely due to the receipt of $5 million of royalty payments in the first fiscal quarter of 2018 which did not reoccur in 2019 and lower margins resulting from continued competitive intensity in mercury removal and other North American powdered activated carbon applications.

Specialty Fluids – First quarter fiscal 2019 EBIT in Specialty Fluids increased by $12 million compared to the first quarter of fiscal 2018 primarily due to revenue associated with a higher level of project activity compared to the prior year period.

Cash Performance -- The Company ended the first quarter of fiscal 2019 with a cash balance of $142 million. During the first quarter of fiscal 2019, cash flows from operating activities were a use of $39 million, which included a $111 million increase in net working capital. Capital expenditures for the first quarter of fiscal 2019 were $54 million. Additional uses of cash during the first quarter included $62 million for share repurchases and $20 million for dividends.

Taxes – During the first quarter of fiscal 2019, the Company recorded a tax benefit of $7 million for an effective tax rate of (10)%. The provision includes $24 million of discrete tax benefits primarily related to an updated estimate for the impact of U.S. tax reform. The operating tax rate was 24% in the first quarter of fiscal 2019 and increased from 21% in the first quarter of fiscal 2018 due to the impacts of U.S. tax reform legislation.

Outlook
Commenting on the outlook for the Company, Keohane said, “Despite the current business environment, we remain confident in our ability to grow earnings this fiscal year. We expect customer destocking and the impact on automotive production from new emissions regulations in Europe to have less of an impact in the second quarter of fiscal year 2019 than in the first quarter. We anticipate that Reinforcement Materials will benefit from the calendar year 2019 customer agreements, but will face headwinds in the second quarter from a challenging China environment and lower oil prices. In Performance Chemicals, we are expecting a meaningful EBIT improvement sequentially due to volume recovery in the specialty carbons and specialty compounds businesses and a positive margin impact from lower feedstock prices.”

Keohane continued, “As the forecast for auto production strengthens and the China economy improves, we anticipate stronger volumes and margins in the second half of our fiscal year. Based on the challenging first half coupled with stronger second half results, we expect full year Adjusted EPS to be in the range of $4.20 to $4.60. To counteract the business challenges, we are focused on controlling costs, tightening capital expenditure and working capital levels, delivering on recently negotiated customer agreements and managing pricing in this dynamic environment. Finally, as we continue to execute our ‘Advancing the Core’ strategy, we are committed to delivering another year of strong earnings growth, investing for the future in our core businesses, divesting non-core assets, and returning cash to our shareholders.”

Earnings Call
The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Tuesday, February 5, 2019. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for adjusted EPS for fiscal 2019, our performance in the second quarter, second half, and the full year of fiscal 2019; the factors that we expect will impact volumes, demand for our products and margins and when we expect our two new fumed silica plants to commence operations are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to volatility in the price of energy and raw materials; competition from other specialty chemical companies; safety, health and environmental requirements; a significant adverse change in a customer relationship; negative or uncertain worldwide or regional economic conditions; unanticipated delays in site development projects; and fluctuations in foreign currency exchange and interest rates; and changes in global trade policies. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2018, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures
To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS and our operating tax rate, both of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. A reconciliation of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, and a reconciliation of operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, are provided in the table titled “Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) per share from continuing operations items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we have excluded from our calculations of Adjusted EPS, as applicable, but that have been included in our GAAP net income (loss) per share, as applicable, are described below.

  Global restructuring activities, which included costs or benefits associated with cost reduction initiatives or plant closures and were primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Non-recurring gains (losses) on foreign currency, which primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.
  Legal and environmental reserves and matters, which consisted of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Executive transition costs, which included incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Asset impairment charges, which primarily included charges associated with an impairment of goodwill or other long-lived assets.
  Acquisition and integration-related charges, which included transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Gains (losses) on sale of investments, which primarily related to the sale of investments accounted for under the cost-method.

Cabot does not provide a target GAAP EPS growth rate range or reconciliation of the Adjusted EPS growth rate range with a GAAP EPS growth rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2018	2017

Net sales and other operating revenues (A)	$821	$720

Cost of sales (B)	655	544

Gross profit	166	176

Selling and administrative expenses (B)	73	70

Research and technical expenses	16	15

Income (loss) from operations	77	91

Other income (expense)

Interest and dividend income	2	3

Interest expense	(15)	(13)

Other income (expense) (B)	6	11

Total other income (expense)	(7)	1

Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	70	92

(Provision) benefit for income taxes	7	(205)

Equity in earnings of affiliated companies, net of tax	—	1

Net income (loss)	77	(112)

Net income (loss) attributable to noncontrolling interests	8	10

Net income (loss) attributable to Cabot Corporation	$69	$(122)

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (C)	$1.14	$(1.98)

Weighted average common shares outstanding

Diluted (C)	60.1	61.9

(A) Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Net sales and other operating revenues, which in prior years was included as a reduction in Cost of sales.

(B) Fiscal 2018 amounts have been recast to reflect the retrospective application of the Company’s adoption of the new accounting standard that amends the requirements on the presentation of net periodic pension and postretirement benefit costs, which resulted in an increase in Cost of sales of $2 million, an increase in Selling and administrative expenses of $1 million and an increase in Other income (expense) of $3 million for the three months ended December 31, 2017.

(C) The weighted average common shares outstanding used to calculate earnings per share for the three months ended December 31, 2017 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2018	2017

Sales

Reinforcement Materials	$457	$387

Performance Chemicals	231	229
Performance Additives (A)	167	159

Formulated Solutions (A)	64	70

Purification Solutions	65	70

Specialty Fluids	19	6

Segment sales	772	692

Unallocated and other (B)	49	28

Net sales and other operating revenues	$821	$720

Segment Earnings Before Interest and Taxes (C)

Reinforcement Materials	$62	$62

Performance Chemicals	36	47

Purification Solutions	(3)	6

Specialty Fluids	10	(2)

Total Segment Earnings Before Interest and Taxes	105	113

Unallocated and Other

Interest expense	(15)	(13)

Certain items (D)	(10)	7

Unallocated corporate costs	(12)	(14)

General unallocated income (expense) (E)	2	—

Less: Equity in earnings of affiliated companies	—	(1)

Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	70	92

(Provision) benefit for income taxes (including tax certain items)	7	(205)

Equity in earnings of affiliated companies	—	1

Net income (loss)	77	(112)

Net income attributable to noncontrolling interests	8	10

Net income (loss) attributable to Cabot Corporation	$69	$(122)

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (F)	$1.14	$(1.98)

Adjusted earnings per share

Adjusted EPS (G)	$0.87	$0.93

Weighted average common shares outstanding

Diluted (F)	60.1	61.9

(A) In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B) Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D) Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F) The weighted average common shares outstanding used to calculate earnings per share for the three months ended December 31, 2017 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

(G) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	September 30,
Dollars in millions (unaudited)	2018	2018

Current assets:

Cash and cash equivalents	$142	$175

Accounts and notes receivable, net of reserve for doubtful accounts of $6 and $7	588	637

Inventories:

Raw materials	146	129

Work in process	3	3

Finished goods	390	329

Other	50	50

Total inventories	589	511

Prepaid expenses and other current assets	62	63

Total current assets	1,381	1,386

Property, plant and equipment, net	1,298	1,296

Goodwill	90	93

Equity affiliates	49	52

Intangible assets, net	94	98

Assets held for rent	125	118

Deferred income taxes	151	134

Other assets	67	67

Total assets	$3,255	$3,244

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2018	2018

Current liabilities:

Short-term borrowings	$515	$249

Accounts payable and accrued liabilities	521	613

Income taxes payable	14	29

Current portion of long-term debt	5	35

Redeemable preferred stock	—	26

Total current liabilities	1,055	952

Long-term debt	671	719

Deferred income taxes	42	42

Other liabilities	211	252

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 59,709,462 and 60,566,375 shares
Outstanding: 59,509,656 and 60,366,569 shares	60	61

Less cost of 199,806 and 199,806 shares of common treasury stock	(7)	(7)

Additional paid-in capital	—	—

Retained earnings	1,410	1,417

Accumulated other comprehensive income	(320)	(317)

Total Cabot Corporation stockholders' equity	1,143	1,154

Noncontrolling interests	133	125

Total stockholders' equity	1,276	1,279

Total liabilities and stockholders' equity	$3,255	$3,244

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended December 31	Three Months
Dollars in millions (unaudited)	2018	2017

Cash Flows from Operating Activities:

Net income (loss)	$77	$(112)

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	35	39

Other non-cash charges, net	(12)	191

Changes in assets and liabilities:

Changes in certain working capital items (A)	(111)	(50)

Changes in other assets and liabilities, net	(29)	(27)

Cash dividends received from equity affiliates	1	4

Cash provided by (used in) operating activities	(39)	45

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(54)	(52)

Cash paid for acquisition of business, net of cash acquired of $— and $1	—	(64)

Other investing activities, net	—	15

Cash used in investing activities	(54)	(101)

Cash Flows from Financing Activities:

Change in debt, net	192	—

Cash dividends paid to common stockholders	(20)	(20)

Other financing activities, net	(98)	(16)

Cash used in financing activities	74	(36)

Effect of exchange rates on cash	(14)	1

Increase (decrease) in cash and cash equivalents	(33)	(91)

Cash and cash equivalents at beginning of period	175	280

Cash and cash equivalents at end of period	$142	$189

(A) Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2018					Fiscal 2019
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q		June Q		Sept. Q		FY

Sales
Reinforcement Materials	$387	$454	$466	$467	$1,774	$457		$—		$—		$—	$457
Performance Chemicals	229	268	274	257	1,028	231		—		—		—	231
Performance Additives (A)	159	177	188	183	707	167		—		—		—	167
Formulated Solutions (A)	70	91	86	74	321	64		—		—		—	64
Purification Solutions	70	66	70	73	279	65		—		—		—	65
Specialty Fluids	6	6	12	21	45	19		—		—		—	19
Segment sales	692	794	822	818	3,126	772		—		—		—	772
Unallocated and other (B)	28	24	32	32	116	49		—		—		—	49
Net sales and other operating revenues	$720	$818	$854	$850	$3,242	$821	$	―	$	―	$	―	$821

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$79	$74	$64	$279	$62		$—		$—		$—	$62
Performance Chemicals	47	57	56	40	200	36		—		—		—	36
Purification Solutions	6	(6)	(6)	(1)	(7)	(3)		—		—		—	(3)
Specialty Fluids	(2)	(3)	3	10	8	10		—		—		—	10
Total Segment Earnings Before Interest and Taxes	113	127	127	113	480	105		—		—		—	105
Unallocated and Other
Interest expense	(13)	(14)	(14)	(13)	(54)	(15)		—		—		—	(15)
Certain items (D)	7	(264)	(3)	12	(248)	(10)		—		—		—	(10)
Unallocated corporate costs	(14)	(16)	(15)	(16)	(61)	(12)		—		—		—	(12)
General unallocated income (expense) (E)	—	(3)	—	5	2	2		—		—		—	2
Less: Equity in earnings of affiliated companies	(1)	(1)	—	—	(2)	—		—		—		—	—
Income (loss) from continuing operations before income taxes and
equity in earnings of affiliated companies	92	(171)	95	101	117	70		—		—		—	70
(Provision) benefit for income taxes (including tax certain items)	(205)	7	4	1	(193)	7		—		—		—	7
Equity in earnings of affiliated companies	1	1	—	—	2	—		—		—		—	—
Net income (loss)	(112)	(163)	99	102	(74)	77		—		—		—	77
Net income (loss) attributable to noncontrolling interests	10	10	11	8	39	8		—		—		—	8
Net income (loss) attributable to Cabot Corporation	$(122)	$(173)	$88	$94	$(113)	$69	$	―	$	―	$	―	$69

Diluted earnings per share of common stock
attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (F)	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)	$1.14		$—		$—		$—	$1.14

Adjusted earnings per share
Adjusted EPS (G)	$0.93	$1.04	$1.06	$1.00	$4.03	$0.87		$—		$—		$—	$0.87

Weighted average common shares outstanding
Diluted (F)	61.9	61.8	62.3	61.7	61.7	60.1		—		—		—	60.1

(A) In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B) Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D) Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F) The weighted average common shares outstanding used to calculate earnings per share for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position in those periods.

(G) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2018	2017

Certain items before and after income taxes

Global restructuring activities	$(9)	$(1)
Legal and environmental matters and reserves	—	(1)
Gains (losses) on sale of investments	—	10
Acquisition and integration-related charges	(3)	—
Other certain items	2	(1)
Total certain items, pre-tax	(10)	7

Tax impact of certain items (A)	2	(2)
Certain items after tax (excluding discrete tax items)	(8)	5

Certain items after tax per share impact (excluding discrete tax items)	$(0.14)	$0.09

Tax-related certain items

Discrete tax items	24	(185)

Total tax-related certain items	24	(185)
Total tax-related certain items per share impact	0.41	(2.98)
Total certain items after tax	$16	$(180)
Total certain items after tax per share impact	$0.27	$(2.89)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended December 31	Three Months
Dollars in millions, Pre-Tax (unaudited)	2018	2017

Statement of Operations Line Item (B)

Cost of sales	$(5)	$(3)

Selling and administrative expenses	(7)	—

Research and technical expenses	(1)	—

Other income (expense)	3	10
Total certain items, pre-tax	$(10)	$7

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended December 31	Three Months
Dollars in millions (unaudited)	2018	2017

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$7	$(205)

Less: Tax impact of certain items	2	(2)

Less: Tax-related certain items	24	(185)
(Provision) benefit for income taxes, excluding certain items	$(19)	$(18)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended December 31	Three Months			Forecast
Dollars in millions (unaudited)	2018	2017		2019

Reconciliation of the effective tax rate to the operating tax rate (C)

(Provision) benefit for income taxes	$7	$(205)		N/A

Effective tax rate	(10)%	224%		18%
		23.00
Impact of discrete tax items: (D)
Unusual or infrequent items	29%	(200)%		5%
Items related to uncertain tax positions	5%	(1)%		1%
Other discrete tax items	1%	(1)%		—%
Impact of certain items	(1)%	(1)%		—%
Operating tax rate	24%	21%		24%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2019 and FISCAL 2018
	Fiscal 2019 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$—	$—	$—	$1.14
Less: Certain items after tax per share	0.27	—	—	—	0.27
Adjusted earnings per share	$0.87	$—	$—	$—	$0.87

	Fiscal 2018 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)
Less: Certain items after tax per share	(2.89)	(3.82)	0.34	0.51	(5.86)
Less: Dilutive impact of shares (F)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$1.00	$4.03

(A) The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B) This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(C) For fiscal year 2019, the Effective tax rate and Operating tax rate are expected to be in a range of 17% to 19% and 23% to 25%, respectively. The discrete tax items have the same impact on these ranges. The table provided reconciles to the mid-point of these ranges.
(D) For the three months ended December 31, 2018 and 2017, Impact of discrete tax items included a net discrete tax benefit of $24 million and a net discrete tax expense of $185 million, respectively. The nature of the discrete tax items for the periods ended December 31, 2018 and 2017 were as follows: (i) Unusual or infrequent items during the three months ended December 31, 2018 and 2017 consisted of the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax benefit of $17 million and net tax expense $185 million, respectively), excludible foreign exchange gains and losses in certain jurisdictions, impacts related to stock compensation deductions, and the tax impact of a pension settlement (fiscal 2019 only); (ii) Items related to uncertain tax positions during the three months ended December 31, 2018 and 2017 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and the settlement of tax audits, the accrual of interest on uncertain tax positions, and the accrual of prior year uncertain tax positions (fiscal 2018 only); (iii) Other discrete tax items during the three months ended December 31, 2018 and 2017 included changes in non-US tax laws as well as various return to provision adjustments related to tax return filings.

(E) Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(F) Due to the Company’s net loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, has been calculated using basic weighted average shares to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the twelve months ended September 30, 2018 is driven by a discrete tax item and impairment charges, so the Company believes this approach provides the most comparable presentation possible.

First Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2019 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$—	$—	$—	$1.14
Less: Certain items after tax	0.27	—	—	—	0.27
Adjusted earnings per share	$0.87	$—	$—	$—	$0.87

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Dollars in millions	Fiscal 2019
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$69	$—	$—	$—	$69
Net income (loss) attributable to noncontrolling interests	8	—	—	—	8
Equity in earnings of affiliated companies, net of tax	—	—	—	—	—
Provision (benefit) for income taxes	(7)	—	—	—	(7)
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	$70	$—	$—	$—	$70
Interest expense	15	—	—	—	15
Certain items	10	—	—	—	10
Unallocated corporate costs	12	—	—	—	12
General unallocated (income) expense	(2)	—	—	—	(2)
Equity in earnings of affiliated companies	—	—	—	—	—
Total Segment EBIT	$105	$—	$—	$—	$105
Plus: Total Depreciation & Amortization	35	—	—	—	35
Plus: Adjustments to Depreciation (B)	—	—	—	—	—
Total Segment EBITDA	$140	$—	$—	$—	$140
Less: Unallocated Corporate Costs	(12)	—	—	—	(12)
Adjusted EBITDA	$128	$—	$—	$—	$128

(B)	Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reinforcement Materials EBIT	$62	$—	$—	$—	$62
Plus: Depreciation & Amortization	16	—	—	—	16
Reinforcement Materials EBITDA	$78	$—	$—	$—	$78
Reinforcement Materials Sales	$457	$—	$—	$—	$457
Reinforcement Materials EBITDA Margin	17%	—%	—%	—%	17%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Performance Chemicals EBIT	$36	$—	$—	$—	$36
Plus: Depreciation & Amortization	12	—	—	—	12
Performance Chemicals EBITDA	$48	$ ―	$—	$—	$48
Performance Chemicals Sales	$231	$—	$—	$—	$231
Performance Chemicals EBITDA Margin	21%	—%	—%	—%	21%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Purification Solutions EBIT	$(3)	$—	$—	$—	$(3)
Plus: Depreciation & Amortization	6	—	—	—	6
Purification Solutions EBITDA	$3	$—	$—	$—	$3
Purification Solutions Sales	$65	$—	$—	$—	$65
Purification Solutions EBITDA Margin	5%	—%	—%	—%	5%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Specialty Fluids EBIT	$10	$—	$—	$—	$10
Plus: Depreciation & Amortization	1	—	—	—	1
Specialty Fluids EBITDA	$11	$—	$—	$—	$11
Specialty Fluids Sales	$19	$—	$—	$—	$19
Specialty Fluids EBITDA Margin	58%	—%	—%	—%	58%

Dollars in millions	Fiscal 2019
Reconciliation of Discretionary Free Cash Flow	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019

Cash flow from operating activities (C)	$(39)	$—	$—	$—	$(39)
Less: Changes in net working capital (D)	(111)	—	—	—	(111)
Less: Sustaining and compliance capital expenditures	27	—	—	—	27
Discretionary Free Cash Flow	$45	$—	$—	$—	$45

(C) As provided in the Condensed Consolidated Statements of Cash Flows.
(D) Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.